Exhibit 10.3

KPMG LLP	Telephone	267 256 7000
1601 Market Street	Fax	609 896 9782
Philadelphia, PA 19103	Internet	www.us.kpmg.com

April 21, 2006

Auxilium Pharmaceuticals, Inc.

40 Valley Stream Parkway

Malvern, PA 19355

Attention: Mr. James E. Fickenscher, Chief Financial Officer

Auxilium Pharmaceuticals, Inc. (the “Company”) has requested that we consent to the incorporation by reference of our report on the Company’s consolidated financial statements as of December 31, 2004 and for each of the years in the two-year period then ended in the Registration Statement on Form S-3 to be filed in April 2006 to register common stock, preferred stock, debt securities and warrants that the Company may sell in offerings at an aggregate public offering price not to exceed $100 million (the “Registration Statement”)..

By agreeing to the terms of this letter, you agree to indemnify KPMG LLP (“KPMG”) from certain risks inherent in incorporating by reference our audit report on the Company’s consolidated financial statements as of December 31, 2004 and for each of the years in the two-year period ended December 31, 2004 in the Registration Statement. Specifically, you agree to indemnify and hold KPMG harmless against and from any and all legal costs and expenses (including reasonable fees and expenses of attorneys, experts and consultants) which we may incur in connection with our successful defense of any legal action or proceeding that may arise as a result of our consent to the incorporation by reference of our report on the Company’s consolidated financial statements in the Registration Statement, whether brought under the federal securities laws or other statutes, state statute, or common law, or otherwise. In the event KPMG incurs legal costs or expenses indemnified hereunder, you agree to reimburse KPMG for those costs as incurred on a monthly basis. KPMG shall not be indemnified, and shall refund to you, any amounts paid to it pursuant to this indemnification in the event there is court adjudication that we are guilty of professional malpractice, or in the event that KPMG becomes liable for any part of the plaintiff’s damages by virtue of settlement. In the event KPMG is requested pursuant to subpoena or other legal process to produce its documents relating to the Company in judicial or administrative proceedings to which KPMG is not a party, the Company shall reimburse KPMG at standard billing rates for its professional time and expenses, including reasonable attorney’s fees, incurred in responding to such requests.

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.

Auxilium Pharmaceuticals, Inc.

April 21, 2006

Page

Please indicate your acceptance of these terms by signing and returning a copy of this letter to me.

Very truly yours,

KPMG LLP

/s/ John T. Capecci
John T. Capecci
Partner

cc: Jennifer Strong

ACCEPTED:

Auxilium Pharmaceuticals, Inc.

James E. Fickenscher
Name and Title of Authorized Officer

/s/ James E. Fickenscher
Signature of Authorized Officer

April 21, 2006

Date